EXHIBIT 10.1

Yangzhou Economic and Technological Development Zone
Pericom Asia Limited

R&D Center Investment Agreement

This R&D Center Investment Agreement (the “Agreement”) is entered into on December 1, 2009, by and between:

A.           Administrative Committee of Yangzhou Economic and Technological Development Zone (the “Committee”), which is the government authority of Yangzhou Economic and Technological Development Zone (the “Development Zone”), and

B.           Pericom Asia Limited (the “Investor”), a company registered in Hong Kong, with its principal business office at Nathan Commercial Building, Room C, 13 F, No. 430 - 436 Nathan Road, Yau Ma Tei, Kowloon, Hong Kong.

(referred to individually as a “Party” and collectively as the “Parties”)

Recitals

1.           Whereas, the Committee and Pericom Semiconductor Corporation ("Pericom"), with its principal business address at 3545 N. 1st St, San Jose, CA 95134, entered into the Memorandum of Understanding on R&D Center Investment (the “MOU”) on October 19, 2009. Pursuant to the MOU, the Committee and Pericom reached mutual understanding on (i) the investment and establishment of a research and development center (the “R&D Center”) by Pericom or its affiliated company in the Development Zone; and, (ii) the provision of the investment incentives by the Committee to the R&D Center.

2.           Whereas, after due consideration, Pericom has decided that the Investor will make investment in and establish the R&D Center as the foreign investor, i.e., shareholder, of the R&D Center.

Now, therefore, for stipulation of the details regarding the Investor’s investment in and establishment of the R&D Center, and upon friendly consultation and negotiation, the Committee and the Investor mutually agree to the following:

1.	Nature and Industry Positioning of the R&D Center

1.1          The R&D Center shall be incorporated as a limited liability company.

1.2          The R&D Center proposes to engage in the research and development of the IC design technologies related to the “high-speed serial connectivity” and the “XO crystal oscillator” and the manufacture of the relevant products. The specific business operation scope shall be that as approved  by the examination and approval authority and registered with the company registration authority.

1.3          The Committee acknowledges and recognizes that the R&D Center invested in by the Investor conforms in entirety to the development and industry plan as well as the industry positioning of the Development Zone, and the Committee shall comprehend this R&D Center investment project based on the national policies to support the development of high technology industry including the semiconductor and integrated circuit industry, and the Committee shall categorize the business activities of the R&D Center as the research, development and manufacture of high technology core products.

1.4          Upon the establishment of the R&D Center, the Committee shall treat the R&D Center as the integrated circuit enterprise, and shall make the  incentive policy available to the R&D Center pursuant to the Several Policies on Encouraging Development of Software and Integrated Circuit Industry (Guo-Fa 2000 No. 18).

2.	Investment Scale of the R&D Center

2.1          The total investment of the R&D Center is USD30,000,000, and the registered capital of the R&D Center is USD21,000,000 ("Registered Capital"). The actual amounts shall be the amounts approved by the examination and approval authority and registered with the company registration authority.

2.2          The Registered Capital of the R&D Center will be contributed by the Investor in the forms permitted by the laws, including, without limitation, cash (via foreign exchange), tangible assets (such as apparatus and equipment), patents/intellectual properties/other intangible assets (including unpatented know-how and technologies), other business assets owned by the Investor in China (including, but not limited to , the shareholding interests of the Investor in its other companies located in Shanghai, China), etc.

2.3          The Investor may, in accordance with the actual business status of the R&D Center, at its sole discretion, determine the form of and the timing to inject into the R&D Center the deficit between the Registered Capital and total investment amount of the R&D Center.

2.4          The constituent and time at which the Investor makes contribution of the Registered Capital of the R&D Center shall be in compliance with the relevant national laws. The Committee agrees that, in case the Investor faces difficulties and is not able to make contribution of the Registered Capital of the R&D Center on time, the Committee shall coordinate with the relevant examination and approval authority of foreign investment and company registration authority to extend, to the extent possible, the time limit on the capital contribution, and shall ensure that all incentives and subsidies available hereunder to the R&D Center shall not be adversely affected.

2.5          If the Investor decides to transfer the ownership of its other business assets in China to the R&D Center, the Committee shall assist and coordinate with other relevant authorities to assist the Investor in making capital contribution with such assets and to provide assistance of, including, without limitation, the value appraisal and the title transfer of such assets. The Investor shall have the right to retain the existence of its affiliated company in Shanghai, China, and arrange such affiliated company to rent from the R&D Center the real estate, including, without limitation, the business office leased by the R&D Center.

3.	Establishment of the R&D Center

3.1          Investor will attempt to file the application for the establishment of the R&D Center on or before December 30, 2009. The aforesaid date is only for the Investor’s reference for making an attempt to file the application and serves as the target date which the Investor shall strive for. In case the Investor fails to file the application on or before such date, the rights of the Investor under this Agreement and the incentives to be available to the R&D Center after its establishment shall not be adversely affected.

3.2          To facilitate the smooth establishment of the R&D Center, the Committee shall organize a specific panel to offer services related to the establishment and registration of the R&D Center, and shall assist the Investor in filing the application of the foreign investment in the establishment of the R&D Center, conducting company registration, and proceeding with other relevant registration procedures. The Investor shall provide the Committee with relevant application documents and proactively cooperate with the Committee in the application and other relevant procedures.

4.	Business Office of the R&D Center

4.1          The Committee agrees to lease business offices with area of up to 4,000 square meters to the R&D Center, and the rental payment for such a lease during the first 7 years shall be zero. The detailed arrangements are: the Committee shall first lease offices with area of 2,000 square meters to the R&D Center; in case such measure of areas cannot satisfy the needs of the R&D Center, the Committee shall, according to the request from the R&D Center and/or the Investor, lease additional office areas to the R&D Center; provided that the total areas of the offices to be leased to the R&D Center shall not exceed 4,000 square meters. The offices leased by the Committee are the roughcast offices located in the Development Zone and the detailed address of the offices shall be subject to the selection and decision by the Investor. After the first 7 years of the lease, the R&D Center shall have the right to decide whether to renew the lease. If the R&D Center decides to renew the lease, the Committee agrees to adopt the lowest rental applicable to the similar offices as the rental of the renewed lease, and the R&D Center shall have the right of first refusal to lease the offices under the same conditions. During a 3-year period from the commencement of the lease, the Investor or the R&D Center shall have the right to purchase the offices at cost and obtain the title and ownership of the offices.

4.2          If the Investor requests that the Committee build business office specifically for the R&D Center, the Committee shall, in accordance with the Investor’s such request, build such business offices, and lease, pursuant to Article 4.1 above, the newly-built business offices to the R&D Center; provided that the Investor shall provide the Committee in advance with the construction drawings satisfactory to the Investor’s needs.

4.3          In addition to the aforementioned office lease, the Committee agrees that before the R&D Center moves to and uses the offices, the Committee shall make the offices in the “Administrative Building of the Export Processing Zone” or the “North Building of the New Light Source Center” available for the temporary use by the R&D Center on a rent-free basis.

5.	Tax Incentives at National Level

5.1          The Committee acknowledges and recognizes that the R&D Center project hereunder is a high-technology project, and shall designate, after the establishment of the R&D Center, specific officials to be responsible for the application for recognition of the R&D Center as the “high-technology enterprise,” so as to enable the R&D Center to obtain such recognition as soon as possible and benefit from the preferential rate of the enterprise income tax at 15% applicable to the high-technology enterprises; provided that the R&D Center shall actively cooperate with the Committee in such application and prepare the necessary application documents.

5.2          The Committee shall assure that the following tax incentives at the national level apply to the R&D Center:

a.            exemption of customs duty on the equipment imported by the R&D Center;

b.            [*] of the research and development fees actually incurred by the R&D Center in a certain year may be deducted from the taxable income of the R&D Center in that year, and if the research and development fees are in excess of the taxable income, the portion that is not deducted in that year may be, subject to applicable tax laws, brought forward and deducted in the following 5 years;

c.            the employee education fund allocated by the R&D Center that is not in excess of [*] of the total taxable salaries of employees, may be deducted in calculation of the taxable income of the R&D Center;

d.            if the research and development expenses actually incurred by the R&D Center are in excess of [*] of the total sales revenue of the R&D Center in a certain year, the Committee may offer awards to the R&D Center from the tax contribution of the R&D Center;

e.            tax refund rate at [*] is applicable to the value-added tax by the R&D Center paid in its purchase of domestically-manufactured equipment; and

f．         exemption of business tax on transfer of the technologies developed by the R&D Center.

5.3          The R&D Center shall have the right to determine, to the extent permitted by the applicable laws, the depreciation period of its apparatus, manufacture-use equipment, software and other fixed assets. The Committee shall ensure that the following depreciation rules are applicable to the R&D Center, if the R&D Center chooses to adopt the following depreciation rules, which are the national policies on depreciation of equipment of research and development centers:

a.            apparatus and equipment of value no greater than RMB300,000 per piece may be amortized into management fees at one time or by installment; provided that if any of such apparatus or equipment  meets the standard of a fixed asset, such apparatus or equipment shall be managed separately but apply no depreciation;

b.            a shortened depreciation period or accelerated depreciation may be adopted for an asset of the value over RMB300,000 per piece;

c.            upon approval by the competent tax authority, the amortization or depreciation period of the software purchased by the R&D Center may be shortened appropriately and the shortest period is 2 years; and,

d．         upon approval by the competent tax authority, the depreciation period of the manufacture-use equipment of the R&D Center may be shortened and the shortest period is 3 years.

5.4          Should any of the incentive policies above be subject to an approval by the relevant government authority, e.g., the tax authority, the Committee shall coordinate with such authorities to ensure and assure that such policies apply to the R&D Center.

5.5          In the event of any change to the national industrial policy that causes the change of above incentive policies, the Committee shall ensure and assure that the R&D Center obtains the best benefit from the national incentives policies to the extent permitted by the applicable laws and regulations.

6.	Local Tax Incentives

6.1          The “two years exemption and three years half deduction” incentive policy shall apply to the “local reserve” retained by the Development Zone (as define in Article 6.5, the “Local Reserve”) of the income tax paid by the R&D Center, which shall be 8% (the percentage shall be confirmed in accordance with the actual retained amounts on an annual basis) of the tax payable by the R&D Center. Specifically, the Committee shall refund in full amount to the R&D Center the Local Reserve of the first 2 years following the first profit-making year of the R&D Center; and the Committee shall refund in half amount to the R&D Center the Local Reserve of the succeeding 3 years.

6.2          In case any of the high-ranking managerial officers of the R&D Center (including board directors, supervisors, president, vice president, finance controller and other officers designated by the R&D Center) purchases commodities of high value (vehicle and merchantable building), the paid purchase price is deductable in full when calculating the Local Reserve of the individual income tax paid by such officer, which shall be 8% (the percentage shall be confirmed in accordance with the actual retained amounts) of the individual income tax payable by such an officer.

6.3          The Committee shall offer the high-ranking managerial officers of the R&D Center to purchase units in the merchantable development located at “New Town Near Southern Yangzhou Harbor” at the unit price of RMB2,500 per square meter, which is equivalent to the construction costs of such units. The R&D Center may, at its sole discretion, select the officers eligible to purchase such units not exceeding 10% of the total employees or 10 units. (The area of each unit hereunder shall be no larger than 120 square meters.)

6.4          The Committee shall ensure and assure that any and all Local Reserve and subsidies hereunder will be obtained by the R&D Center or its high-ranking managerial officers within 6 months upon their payments of the relevant taxes.

6.5          The “Local Reserve” herein shall refer to the amount of taxes allocated and distributed to the Development Zone after the allocation and distribution of the collected taxes by and among the China central government and the local governments at various levels.

7.	Local Award Fund

7.1          The Committee acknowledges and recognizes that the R&D Center is the leading IC design chain enterprise in the Development Zone, and conforms to the policies encouraging the development of the IC industry promulgated by the nation, Jiangsu Province and Yangzhou City. For such reason and to encourage the establishment of the R&D Center in the Development Zone as soon as possible, the Committee shall provide the R&D Center with the “technology development supporting fund” by installments amounting to [*] in accordance with the scheduled process of the R&D Center project and the following schedule:

a.            awarding [*] within 15 days of the date on which the paid-in capital of the R&D Center reaches USD6,000,000;

b.            awarding [*] within 15 days of the date on which the paid-in capital of the R&D Center reaches USD13,000,000;

c.            awarding [*] within 15 days of the date on which the paid-in capital of the R&D Center reaches USD21,000,000.

7.2          Upon its establishment, the R&D Center shall actively cooperate with the Committee in application for various supporting funds offered by the nation, Jiangsu Province, Yangzhou City and the Development Zone and prepare the relevant application documents. In case the R&D Center obtains and actually receives any supporting fund offered by the nation, Jiangsu Province, Yangzhou City or the Development Zone, the R&D Center shall pay to the Committee the amount, which shall in no case be greater than the amount of the “technology development supporting fund” awarded by the Committee and actually received by the R&D Center.

8.	Primary Education, Talent Attraction and Freedom of Religious Belief

8.1          The Committee shall ensure and assure that the children of the employees of the R&D Center can enroll in the schools in the Development Zone. If the children of the employees of the R&D Center desire to be enrolled in the key middle or junior schools in Yangzhou City, the academic department of the Development Zone shall coordinate to organize the entry test for such children according to the rules of such key schools and cause such key schools to enroll such children as their priority.

8.2          The Committee shall ensure and assure that the policies of the nation, Jiangsu Province, Yangzhou City and the Development Zone regarding attraction of talent apply to the technology talent and foreign experts recruited by the R&D Center, and shall be responsible for creation of a better living and working environment for the high-technology talent recruited by the R&D Center.

8.3          The Committee respects the religious belief of the employees of the R&D Center, and agrees to ensure and assure that the employees of the R&D Center may engage in religious activities permitted by the applicable laws within the area of the office of the R&D Center.

9.	Application of Investment Incentives

9.1          In addition to the project of the R&D Center hereunder, any and all the investment incentives hereunder shall apply to all other similar research and development center projects invested in or introduced by the Investor.

9.2          If any enterprise of the type and investment scale similar to the R&D Center incorporated in the Development Zone is eligible for any investment incentives more preferential than those hereunder available to the R&D Center, the Committee shall provide such more preferential incentives to the R&D Center.

10.	Relevant Services

10.1        The Committee shall coordinate and organize the Technology Bureau, the Commodity Inspection Bureau, the Customs Office, the Taxation Bureau and other relevant authorities to establish specific service units to coordinate and resolve various issues or problems as may occur in the process of the investment project hereunder, so as to ensure and assure that the investment project can be carried out efficiently, smoothly and in a timely manner.

10.2        The Investment Promotion Bureau, the “Three Centers” and the Economy Development Bureau shall establish the “project service panel,” and in a diligent manner and according to their respective duties, provide professional and thorough services in all phases of the investment project hereunder, i.e., the pre-incorporation procedures including the negotiation, examination and approval, and registration of the R&D Center, the intra-incorporation affairs including the lease of the offices, the decoration of the offices, the recruitment of employees by the R&D Center, the coordination with relevant provincial and/or municipal authorities, and the post affairs including the supporting funds application and specific operation affairs.

11.	Confidentiality

11.1        Any provisions of this Agreement and existence thereof shall be the confidential information of the Parties, and shall not be disclosed to any third party, unless for the purpose of performing this Agreement, or as otherwise required by the applicable laws or by the rules of the Securities and Exchange Commission (U.S.A.) and NASDAQ applying to the Investor. In case either Party makes any disclosure in breach of this Article 11 and causes the losses of the other Party, the disclosing Party shall be liable for the relevant legal liabilities.

11.2        This Article 11 shall survive any termination of this Agreement.

12.	Breach of Agreement

In the event of any breach of any provisions hereunder by a Party, such Party shall make correction of its breach within 30 days upon its receipt of the other Party’s request for such correction, and the breaching Party shall compensate the other Party its losses suffered from such breach, including without limitation, the loss of profit and/or interest that other Party may gain and/or should have gained if the breach had not occurred.

13.	Governing Law and Dispute Resolution

13.1        This Agreement shall be governed by the laws of the People's Republic of China, without giving effect to principles of conflicts of laws.

13.2        In case of any dispute between the Parties arising from the interpretation or performance of this Agreement, the Parties shall cooperate to reach an amiable resolution of such dispute. In case the dispute cannot be resolved through the consultation by the Parties, any Party may initiate a lawsuit at a court having the jurisdiction over the dispute to resolve the dispute by litigation.

14.	Assignable

14.1        The rights and obligations of the Investor hereunder may, without the consent from the Committee, be assigned by the Investor to a wholly-owned subsidiary of Pericom Semiconductor Corp., or to a company whose 51% or higher shareholding is directly or indirectly controlled by Pericom Semiconductor Corp. For the avoidance of doubt, the “control” referred to in this Article 14 shall mean control by shares (shareholding interests), agreements, voting rights and/or other means. Any of the above assignment shall not affect any incentives hereunder available to the R&D Center.

14.2        Upon the establishment of the R&D Center (i.e., acquisition of its business license issued by the company registration authority), all the incentives hereunder available to the R&D Center shall apply to the R&D Center automatically with  no need to have any document signed by the Committee, the Investor or the R&D Center.

15.	Miscellaneous

15.1        This Agreement shall constitute the entire agreement between the Parties on the subject matter hereunder, and supersedes any and all previous agreements and understanding.

15.2        In case any provision hereunder is in violation of any laws and regulations, such a provision shall be invalid automatically without affecting other provisions hereunder. If the invalidation of the said provision affects the performance of this Agreement, the Parties shall make amicable negotiation, and in accordance with the purpose of this Agreement, enter into a provision to substitute for such invalid provision.

15.3        This Agreement is written in both Chinese and English with the same legal effect, and in the event of any discrepancy between the Chinese version and the English version, the Chinese version shall prevail.

15.4        Any amendment or supplementation to this Agreement shall not take effect without the written consent by both Parties.

15.5        This Agreement shall take effect upon the execution by both Parties. This Agreement shall be executed in four originals, and each Party shall hold two originals.

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In witness whereof, the Committee and Pericom Asia Limited have caused their respectively authorized representatives to execute this Agreement on the date first mentioned above.

Administrative Committee Yangzhou Economic and Technological Development Zone	Pericom Asia Limited

Authorized Representative (signature)	Authorized Representative (signature)